                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        American Standard Companies Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------
     (5)  Total fee paid:
          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------
     (3)  Filing Party:
          ----------------------------------------------------------------------
     (4)  Date Filed:
          ----------------------------------------------------------------------

                                    [LOGO]





                       American Standard Companies Inc.









                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 4, 1995
                                          Embassy Suites Hotel
                                          121 Centennial Avenue
                                          Piscataway, New Jersey

[LOGO]      Corporate Headquarters
            ------------------------------
            One Centennial Avenue
            P.O. Box 6820
            Piscataway, NJ 08855-6820
            Phone 908.980.6000



EMMANUEL A. KAMPOURIS
Chairman, President and
Chief Executive Officer

                                                                  March 27, 1995

Dear Stockholder:

     The Annual Meeting of Stockholders of American Standard Companies Inc. will be held on Thursday, May 4, 1995, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey. We hope that many of our stockholders will be able to attend.

     This meeting represents an important milestone in your Company's progress as it is our first meeting of stockholders as a public company. It also represents the reemergence of American Standard as a listed company on the New York Stock Exchange following our successful initial public offering completed earlier this year. Your attendance at this meeting will provide you the opportunity to meet with our directors and senior management and hear their report on your Company's recent performance and vision for its future. We will also consider the items of business set forth in the attached formal notice of meeting and proxy statement. Our 1994 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. You can do so conveniently by filling out and returning the enclosed proxy card.

                                          Sincerely,

                                               /s/ EMMANUEL A. KAMPOURIS

                                               EMMANUEL A. KAMPOURIS
                                                 Chairman, President and
                                                 Chief Executive Officer



American Standard Companies Inc.
- --------------------------------------------------------------------------------
Air
Conditioning: Trane(R), American-Standard(R), Plumbing: American-Standard(R), Ideal Standard(R), Standard(R), Automotive: WABCO(R)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, on Thursday, May 4, 1995, at 10:00 A.M. (EDT) for the following purposes:

          1. To elect eleven Directors in three classes with terms expiring at the 1996, 1997 and 1998 Annual Meetings of stockholders, respectively;

          2. To ratify the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 1995; and

          3. To transact such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 10, 1995 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the offices of the Company at One Centennial Avenue, Piscataway, New Jersey. On the date of the Annual Meeting, the list of stockholders will be available at the place of the Annual Meeting.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting fill in, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                           By order of the Board of Directors,

                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 27, 1995

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Standard Companies Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 4, 1995 and at any adjournments thereof. The mailing of this Proxy Statement and proxy card is to commence on or about March 27, 1995. The 1994 Annual Report of the Company has been sent to all stockholders together with this Proxy Statement. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                                    GENERAL

     Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), are entitled to one vote per share on the matters to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 10, 1995 will be entitled to vote. At such time, 76,044,757 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of the Common Stock outstanding on March 10, 1995 will constitute a quorum.

     All shares represented by properly executed proxy cards received in time for the meeting will be voted in accordance with the choices indicated or, if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of director nominees proposed by the Board of Directors and for ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the year 1995. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the meeting. A stockholder may revoke any proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive offices is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 10, 1995 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein (the "Named Officers"), all directors and executive officers of the Company as a group, and each 5% holder.

                                                                             SHARES
                                                                          BENEFICIALLY   PERCENT OF
                   NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         CLASS
  ----------------------------------------------------------------------  ------------   ----------
  Kelso ASI Partners, L.P.(a)...........................................    45,000,000    59%
  Joseph S. Schuchert(a)(d).............................................    45,000,000    59%
  Frank T. Nickell(a)(d)................................................    45,000,000    59%
  George E. Matelich(a)(d)..............................................    45,000,000    59%
  Thomas R. Wall IV(a)(d)...............................................    45,000,000    59%
  Emmanuel A. Kampouris(b)(c)...........................................       573,549     *
  George H. Kerckhove(b)(c).............................................       293,170     *
  Horst Hinrichs(b)(c)..................................................       236,565     *
  Fred A. Allardyce(b)(c)...............................................       294,000     *
  Luigi Gandini(b)(c)...................................................        18,037     *
  Steven E. Anderson(b).................................................             0     *
  Shigeru Mizushima(b)..................................................             0     *
  Roger W. Parsons(b)...................................................             0     *
  J. Danforth Quayle(b).................................................             0     *
  David M. Roderick(b)..................................................             0     *
  John Rutledge(b)......................................................             0     *
  American-Standard Employee Stock Ownership Plan (the "ESOP")(c).......    10,335,458    14%
  All current directors and executive officers of the Company as a group
    (36 persons, including the foregoing)(c)(e).........................    47,277,262    62%

- ---------------
  *  Less than one percent.

(a) The business address for such persons is c/o Kelso & Company, L.P.. ("Kelso"), 21st Floor, 350 Park Avenue, New York, N.Y. 10022.

(b) Mr. Kampouris is Chairman, President and Chief Executive Officer (a Named Officer) and a director of the Company. Messrs. Hinrichs and Kerckhove are Named Officers and directors of the Company. Messrs. Allardyce and Gandini are Named Officers of the Company and Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge are directors of the Company.

(c) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 82 Devonshire Street, Boston, Massachusetts 02109. As of February 28, 1995, 9,954,737 of the shares held in the ESOP were allocated to ESOP participants, including 202,962 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP which are not allocated to participant accounts are voted by the ESOP trustee in the same proportion as the shares in the allocated accounts are voted. Participants direct the vote of their ESOP account shares. Until termination of employment a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of February 28, 1995 are as follows: Mr. Kampouris, 10,949 shares; Mr. Kerckhove, 10,670 shares; Mr. Hinrichs, 11,565 shares; Mr. Allardyce, 11,500 shares; and Mr. Gandini, 6,787 shares.

     The number of shares shown for Named Officers in the table above does not reflect shares of Common Stock issued as part of the payouts under the Company's Long-Term Incentive Compensation Plan ("LTIP") and held for them in trust under a trust agreement. Shares in the trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the trust are as follows:
     Mr. Kampouris, 13,742 shares; Mr. Kerckhove, 6,283 shares; Mr. Hinrichs, 5,545 shares; Mr. Allardyce, 3,834 shares; and Mr. Gandini, 3,710 shares. The shares in the trust accounts for all executive officers as a group total 68,150 shares.

     Also not included above are 53,762 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

(d) Messrs. Schuchert and Nickell, each a director of the Company, and Messrs. Matelich and Wall may be deemed to share beneficial ownership of shares owned of record by Kelso ASI Partners, L.P. ("ASI Partners") by virtue of their status as general partners of Kelso American Standard Partners, L.P., the general partner of ASI Partners. Messrs. Schuchert, Nickell, Matelich and Wall share investment and voting power with respect to securities owned by ASI Partners. Messrs. Schuchert, Nickell, Matelich and Wall disclaim beneficial ownership of such securities.

(e) Of such 47,277,262 shares, 45,000,000 shares represent shares of Common Stock owned by ASI Partners in which Messrs. Schuchert and Nickell, each a director of the Company, may be deemed to share beneficial ownership by virtue of their status as general partners of Kelso American Standard Partners, L.P., the general partner of ASI Partners. Messrs. Schuchert and Nickell disclaim beneficial ownership of such securities.

     An affiliate of Kelso is the holder of all the outstanding shares (1,000) of the non-voting Series A Preferred Stock of American Standard Inc. (the principal subsidiary of the Company).

                           1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of eleven directors. The Company's Restated Certificate of Incorporation requires the Board to be divided into three classes, as nearly equal in number as possible, and at this Annual Meeting stockholders will vote for directors for all three classes. Directors of Class I shall be elected to hold office for a term expiring at the 1996 annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the 1997 annual meeting of stockholders, and directors of Class III shall be elected to hold office for a term expiring at the 1998 annual meeting of stockholders. All directors are elected for their terms and until their successors are duly elected and qualified. At each succeeding annual meeting of stockholders following this Annual Meeting, the directors whose terms are expiring (or their successors) shall be elected for terms expiring at the annual meeting of stockholders in the third succeeding year.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the proxy card as proxy holders will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

     Pursuant to an Amended and Restated Stockholders Agreement among the Company, ASI Partners and certain executive officers and other management personnel of the Company who own shares of Common Stock, ASI Partners and directors not affiliated with ASI Partners are entitled to designate a number of director nominees as follows: (i) while ASI Partners and its Affiliates (as defined therein) own at least 50% of the outstanding Common Stock, seven designees of ASI Partners (at least one of whom will not be an Affiliate of ASI Partners or an officer of the Company), and four designees of the directors not affiliated with ASI Partners (none of whom will be an Affiliate of ASI Partners and at least one of whom will not be an officer of the Company), (ii) while ASI Partners and its Affiliates own less than 50% but at least 35% of the outstanding Common Stock, six designees of ASI Partners, and five designees of the directors not affiliated with ASI Partners (at least two of whom will not be Affiliates of ASI Partners or officers of the Company); (iii) while ASI Partners and its Affiliates own less than 35% but at least 20% of the outstanding Common Stock, four designees of ASI Partners and seven designees of the directors not affiliated with ASI Partners (at least three of whom will not be Affiliates of ASI Partners or officers of the Company); and (iv) while ASI Partners and its Affiliates own less than 20% but at least 10% of the outstanding Common Stock, one designee of ASI Partners and ten designees of the Board of Directors. The Amended and Restated Stockholders Agreement does not obligate any of the parties thereto to vote its Common Stock in favor of the nominated directors. The Restated Certificate of Incorporation and Amended By-Laws of the Company contain provisions intended to implement these provisions of the Amended and Restated Stockholders Agreement.

                                   DIRECTORS1

           CLASS I DIRECTORS -- TERMS EXPIRING AT 1996 ANNUAL MEETING

HORST HINRICHS -- AGE 622

     Mr. Hinrichs was elected Senior Vice President, Automotive Products, of the Company and American Standard Inc., in December 1990. Prior thereto he served as Vice President and Group Executive, Automotive Products, from 1987 to 1990. Mr. Hinrichs has served as a director of the Company since March 1991.

GEORGE H. KERCKHOVE -- AGE 57

     Mr. Kerckhove was elected Senior Vice President, Plumbing Products, of the Company and American Standard Inc., in June 1990. Prior thereto he was Vice President and Group Executive of European Plumbing Products from 1988 until June 1990. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK* -- AGE 70

     Mr. Roderick joined the Board of Earle M. Jorgensen Company (a Kelso affiliate engaged in the fabrication and sale of steel products) and was elected its Chairman in 1994. He joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is also a director of Aetna Life & Casualty Company, Texas Instruments Incorporated, Kelso & Companies, Inc., Presbyterian University Hospital and General Medical Corporation. He is also Vice Chairman of the U.S. Korea Business Council. Mr. Roderick was elected as a director of the Company on June 2, 1994.

          CLASS II DIRECTORS -- TERMS EXPIRING AT 1997 ANNUAL MEETING

SHIGERU MIZUSHIMA* -- AGE 51

     Mr. Mizushima has been President and Chief Operating Officer of Daido Hoxan Inc. since the merger in April 1993 of Hoxan Corporation with Daido Sanso Company (a subsidiary of Air Products and Chemicals Inc.). Prior thereto Mr. Mizushima was President of Hoxan Corporation, a position he held since 1984. He is also a director of Daido Hoxan Inc. Daido Hoxan Inc. is the second largest supplier of industrial gases in Japan and is a non-exclusive distributor of American Standard Inc. plumbing products in Japan. Mr. Mizushima has served as a director of the Company since July 1988.

FRANK T. NICKELL* -- AGE 47

     Mr. Nickell has been President and a director of Kelso & Companies, Inc., since March 1989. Kelso & Companies, Inc. is the general partner of Kelso & Company, L.P. From 1984 to 1989 Mr. Nickell was a general partner of Kelso & Company, L.P. He is also a director of The Bear Stearns Companies Inc., CCA

- ---------------

1 All the directors of the Company are also directors of American Standard Inc.

2 Ages of directors are given as of March 27, 1995

* Asterisk denotes director nominees designated by ASI Partners pursuant to the Amended and Restated Stocholders Agreement.

Holdings Corp., Earle M. Jorgensen Company, Harris Specialty Chemicals, Inc., King Broadcasting Company and Tyler Refrigeration Corporation. Mr. Nickell has served as a director of the Company since May 1988.

J. DANFORTH QUAYLE* -- AGE 48

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle has been associated with Circle Investors, Inc. (an investment planning and consulting firm) and FX Strategic Advisors, Inc. (an international trade consulting firm), both of which he serves as Chairman. He is a Director of Central Newspapers, Inc. Mr. Quayle has served as a director of the Company since September 1993.

JOHN RUTLEDGE* -- AGE 46

     Dr. Rutledge has been Chairman of Rutledge & Company, Inc., a merchant banking firm, since January 1991. He is the founder and Chairman of Claremont Economics Institute, an economic research firm established in 1975. He is also a director of Earle M. Jorgensen Company, Lazard Freres Funds, Medical Specialties Group, United Refrigerated Services, Inc., General Medical Corporation and Utendahl Capital Partners and is a special advisor to Kelso & Companies, Inc. Dr. Rutledge has served as a director of the Company since March 1993.

          CLASS III DIRECTORS -- TERMS EXPIRING AT 1998 ANNUAL MEETING

STEVEN E. ANDERSON -- AGE 52

     Mr. Anderson served as National Partner in Charge -- Industries of KPMG Peat Marwick and a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities have included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. He is a member of the AICPA. Mr. Anderson was elected as a director of the Company on September 1, 1994.

EMMANUEL A. KAMPOURIS* -- AGE 60

     Mr. Kampouris was elected Chairman in December 1993 and President and Chief Executive Officer of the Company and American Standard Inc. in February 1989. Prior thereto he was Senior Vice President, Building Products, from 1984 to February 1989. He is also a director of Daido Hoxan Inc. Mr. Kampouris has served as a director of the Company since July 1988.

ROGER W. PARSONS -- AGE 53

     Mr. Parsons is Managing Director of Rea Brothers Group PLC ("Rea Brothers Group"), which he joined in 1988 after a long banking career. Rea Brothers Group is a U.K. holding company of subsidiaries engaged in the investment banking business. He also holds directorships in several subsidiaries of Rea Brothers Group. Mr. Parsons was elected as a director of the Company on March 3, 1994.

JOSEPH S. SCHUCHERT* -- AGE 66

     Mr. Schuchert has been Chairman, Chief Executive Officer and a director of Kelso & Companies, Inc., since March 1989. Kelso & Companies, Inc. is the general partner of Kelso & Company, LP. From 1984 to 1989 Mr. Schuchert was managing general partner of Kelso & Company, L.P. He is also a director of Earle
M. Jorgensen Company. Mr. Schuchert has served as a director of the Company since May 1988.

     On December 23, 1992, Kelso & Companies, Inc. and its Chief Executive Officer, Mr. Schuchert, without admitting or denying the findings contained therein, consented to an administrative order in respect of a Securities and Exchange Commission (the "Commission") inquiry relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso & Companies, Inc. The order found that the tender offer filing by such affiliate in connection with the acquisition did not comply fully with the Commission's tender offer

- ---------------

* Asterisk denotes director nominees designated by ASI Partners pursuant to the Amended and Restated Stockholders Agreement.

reporting requirements, and required Kelso & Companies, Inc. and Mr. Schuchert to comply with these requirements in the future.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $6,750 per calendar quarter and in addition receives a fee of $1,000 for each meeting attended of the Board or committee of the Board of either the Company or of American Standard Inc., except that no separate fees are paid for attendance at meetings of the Board or committee of the Board of American Standard Inc. that are held on the same day the Board or corresponding committee of the Board of the Company meets. The only directors currently eligible for directors' fees are directors who are neither employees of the Company, American Standard Inc. or Kelso. They are Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge. All directors are reimbursed for reasonable expenses incurred in connection with attendance at any meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and subsequently amended. Under the Supplemental Compensation Plan, a Plan Account is established for each participating director consisting of units with each unit representing one share of Common Stock of the Company. The Plan Account for Mr. Mizushima, who became a director prior to January 1, 1993, consists of 6,579 units and for those participating directors who became Board members subsequent to January 1, 1993, the Plan Accounts consist of 5,819 units each. Directors becoming Board members for the first time after March 1995 will be granted units equivalent in value to $100,000 of Common Stock converted at the per-share closing price of Common Stock on the last day on which such stock was traded on the New York Stock Exchange immediately preceding the date of such Board member's election. When a participating director ceases to be a member of the Board, he or his beneficiary will receive a cash payment equal to the number of units in his Plan Account multiplied by the per-share closing price of Common Stock on the last day on which such stock was traded on the New York Stock Exchange immediately preceding the date such Board member ceased to be a director. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors and Messrs. Nickell and Schuchert do not participate in the Supplemental Compensation Plan.

COMMITTEES OF THE BOARD

     The Board has standing Executive, Audit and Management Development and Nominating Committees.

     Members of the Executive Committee are Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and Schuchert.

     Members of the Audit Committee are Messrs. Parsons (Chairman), Anderson and Quayle. During 1994 and until the election of the current members on March 2, 1995, Messrs. Nickell (Chairman), Mizushima, Roderick and Rutledge served as members of the Audit Committee. The reorganization of the Audit Committee on March 2, 1995 was made to comply with requirements of the New York Stock Exchange.

     Members of the Management Development and Nominating Committee are Messrs. Schuchert (Chairman), Anderson, Parsons and Quayle.

     The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee met once in 1994.

     The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and reasonableness of their fees. The Committee also reviews major litigation and the investment performance and funding of the Company's retirement plans. The Audit Committee met twice in 1994.

     The Management Development and Nominating Committee functions both as a compensation and as a nominating committee. It reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain employee benefit and compensation plans of the Company, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques. This Committee also considers and makes recommendations to the Board for candidates for directors proposed by stockholders. Pursuant to the Company's Amended By-Laws, nominations by stockholders must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the annual meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, nominations must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information and background of the proposed nominee, including such information as is required by the Company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934. The Management Development and Nominating Committee met four times in 1994.

     The Board of Directors had five meetings in 1994. All directors attended 75% or more of the combined total of meetings of the Board of Directors and its respective committees held in 1994 during the period in which they served as Directors or committee members except for Messrs. Quayle and Roderick.

                                        9
                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation (based on the appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1994, 1993 and 1992 of those persons who were during 1994 the chief executive officer and the other four most highly compensated executive officers of the Company (herein collectively called the "Named Officers").

                           SUMMARY COMPENSATION TABLE

[CAPTION]

                              OTHERNAME AND                                  ANNUAL COMPENSATION
                   COMPEN-LTIPCOMPEN-PRINCIPAL POSITION                   --------------------------
  SATION(3)PAYOUTS(4)SATION(5) -----------------------------------------      YEAR       SALARY(1)
                                                                          ------------   ----------
                                                           BONUS(2)
                                                           --
                                                           ---------- --------- ---------
Emmanuel A. Kampouris.................  1994    600$,000   $850,000     $731,996      $  831,938      $146,073
  Chairman, President &                 1993    562,500     600,000      337,500         966,710       131,564
  Chief Executive Officer               1992    525,000     500,000      337,500       1,085,316       117,951

George H. Kerckhove...................  1994    350$,000   $157,000     $339,000      $  395,337      $ 29,261
  Senior Vice President                 1993    334,500     141,000      169,500         464,059        33,016
                                        1992    319,000     148,000      169,500         490,456        32,344

Horst Hinrichs........................  1994    342$,394   $175,000     $270,000      $  360,661      $ 20,838
  Senior Vice President                 1993    292,211     127,000      135,000         399,548        30,912
                                        1992    303,415     130,000      135,000         435,462        21,707

Fred A. Allardyce.....................  1994    285$,000   $127,000     $348,011      $  269,700      $ 22,427
  Vice President & Chief                1993    250,000      96,000      169,500         286,713        28,430
  Financial Officer                     1992    240,000      90,000      169,500         298,401        32,581

Luigi Gandini.........................  1994    287$,369   $ 90,000     $      0      $  280,748      $ 19,481
  Vice President                        1993    250,916      81,000            0         285,314        27,676
                                        1992    243,950      90,000            0         286,625        27,957

- ---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) Amounts shown for 1994 represent payments under the Company's 1988 Management Investors' Bonus Plan, which, following an acceleration of payments due in 1995, was terminated. The two payments in 1994 were each at the rate of $.60 per share of Common Stock (giving effect to the 2.5 to 1 stock split effected in December 1994) owned by Named Officers, that had been previously acquired by them through stock offerings in 1988. In the case of Messrs. Kampouris and Allardyce, the 1994 amounts also include $56,996 and $9,011, respectively, for gross-up payments for taxes related to certain compensation.

(4) Amounts for 1994 represent estimates of payments to be made under the LTIP on the basis of an estimated achievement of 87% of the 1992-1994 performance goal. Amounts for 1993 represent payments for the achievement of 105% of the 1991-1993 performance goal with payments (95.1% cash; 4.9% in shares of the Company's Common Stock) made partly in 1993 and partly in 1994. The 1992 LTIP payouts represent achievement of 121% of the 1990-1992 performance goal, with payment approximately 80% in cash and 20% in shares of the Company's Common Stock made partially in 1992 and partially in 1993. The shares were distributed to a grantor's trust for the accounts of the Named Officers. LTIP payouts may be deferred at the election of the recipient.

(5) Included in All Other Compensation for 1994 was the following:

                                                              PREMIUMS FOR         ESOP
                                                               TERM LIFE       ALLOCATIONS*
                                                               INSURANCE            $
                                                              ------------     ------------
        E.A. Kampouris......................................    $132,294         $ 13,779
        G.H. Kerckhove......................................      15,482           13,779
        H. Hinrichs.........................................       7,059           13,779
        F.A. Allardyce......................................       8,648           13,779
        L. Gandini..........................................       5,702           13,779

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option and after giving effect to an offset for Social Security benefits, are as follows:
Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; and Mr. Allardyce, $25,764. Mr. Gandini did not participate in the Terminated Plan.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplement, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Plan benefit payable to a participant for life from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his Supplemental Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

  HIGHEST
   3-YEAR
  AVERAGE                                                           YEARS OF SERVICE
   ANNUAL                                            -----------------------------------------------
COMPENSATION                                            10           20           30           40
- ------------                                         --------     --------     --------     --------
 $  250,000   .....................................  $100,000     $125,000     $150,000     $150,000
    500,000   .....................................  $200,000     $250,000     $300,000     $300,000
    750,000   .....................................  $300,000     $375,000     $450,000     $450,000
  1,000,000   .....................................  $400,000     $500,000     $600,000     $600,000
  1,250,000   .....................................  $500,000     $625,000     $750,000     $750,000
  1,500,000   .....................................  $600,000     $750,000     $900,000     $900,000

     The Supplemental Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1994 the years of credited service under the Supplemental Plan for the Named Officers are as follows: Mr. Kampouris, 29 years; Mr. Kerckhove, 33 years; Mr. Hinrichs, 36 years; Mr. Allardyce, 18 years; and Mr. Gandini, 34 years.

     Minimum accrued annual benefits have been established under the Supplemental Plan for certain Named Officers which, after giving effect to offsets, are estimated as follows: Mr. Kampouris, $427,000; Mr. Kerckhove, $37,000; Mr. Hinrichs, $143,000; and Mr. Gandini, $24,000.

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1994

                     LONG-TERM INCENTIVE COMPENSATION PLANS

                                                                          ESTIMATED FUTURE PAYOUTS
                              NUMBER OF        PERFORMANCE OR              UNDER NON-STOCK-PRICE-
                                SHARES          OTHER PERIOD                     BASED PLANS
                               UNITS OR       UNTIL MATURATION     ---------------------------------------
           NAME              OTHER RIGHTS        OR PAYOUT         THRESHOLD       TARGET        MAXIMUM
- ---------------------------  ------------     ----------------     ---------     ----------     ----------
Emmanuel A. Kampouris......    (a)             1/94-12/96          $ 510,000     $1,020,000     $2,040,000
George H. Kerckhove........    (a)             1/94-12/96            227,500        455,000        910,000
Horst Hinrichs.............    (a)             1/94-12/96            218,546        437,092        874,184
Fred A. Allardyce..........    (a)             1/94-12/96            173,000        346,000        692,000
Luigi Gandini..............    (a)             1/94-12/96            171,028        342,055        684,110

- ---------------
(a) Awards are denominated in dollars (based on December 31, 1994 foreign exchange rates, where applicable).

     The above table shows the contingent target awards made in 1994 to each Named Officer for the 1994-1996 performance period. The targets set for the 1994-1996 performance period are based on the achievement by year-end 1996 of predetermined company-wide increases in inventory turnover rates and a percentage of earnings (before interest and taxes) to sales. The threshold reflects 50% of the target award; if the threshold level of inventory turnover or percentage of earnings to sales is not achieved, no payouts are made. The maximum payout is twice the target award and may be realized by achievement of inventory turnover at a substantially increased rate or by a combination of an increase in inventory turnover and/or percentage of earnings to sales above the threshold level.

     Contingent awards are based on a participant's average annual base salary during his participation in the performance period, subject to prorated adjustment to reflect the duration of his participation in the period. At the end of a performance period a payment in cash, notes or in Common Stock of the Company or a combination of any of them, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A Plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment.

     Shares of Common Stock distributable to Plan participants are delivered to a grantor's trust for their benefit. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Distribution from the trust shall be in Common Stock or cash or a combination of both, at the option of the Committee. Cash payments, however, may be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. Until distribution, assets of the trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of

Common Stock held by the trust are voted by the trustee in accordance with the terms of the trust agreement.

              1994-1995 SUPPLEMENTAL INCENTIVE PLAN AWARDS IN 1994

                                                                                       ESTIMATED FUTURE
                                                                                         PAYOUTS UNDER
                                                                                       NON-STOCK-PRICE-
                                                                   PERFORMANCE OR         BASED PLANS
                                                                    OTHER PERIOD     ---------------------
                                            NUMBER OF SHARES,     UNTIL MATURATION      A           B
                  NAME                    UNITS OR OTHER RIGHTS      OR PAYOUT       MINIMUM     MAXIMUM
- ----------------------------------------  ---------------------   ----------------   --------   ----------
Emmanuel A. Kampouris...................      (a)                  5/94-12/95        $249,688   $1,997,500
George H. Kerckhove.....................      (a)                  5/94-12/95        $113,600   $  908,800
Horst Hinrichs..........................      (a)                  5/94-12/95        $106,845   $  854,765
Fred A. Allardyce.......................      (a)                  5/94-12/95        $ 82,500   $  660,000
Luigi Gandini...........................      (a)                  5/94-12/95        $ 83,645   $  669,166

- ---------------
(a) Awards are denominated in dollars.

     The above table reflects minimum and maximum payouts (based on December 31, 1994 foreign exchange rates where applicable) to Named Officers under the 1994-1995 Supplemental Incentive Compensation Plan ("Supplemental Incentive Plan"), contingent on the achievement by the Company of certain performance targets. The first target is the achievement of the level of inventory turnover rates and percentage of earnings (before interest and taxes) to sales as specified for the 1993-1995 performance period under the LTIP. The second target, which is dependent on achieving the first, is the attainment of a pre-determined threshold of consolidated operating earnings (before interest and taxes) of American Standard Inc. in 1995 ("1995 operating earnings"). If the threshold is reached, each Named Officer will receive under the Supplemental Incentive Plan a supplemental payment equal to 50% of his LTIP payout for the 1993-1995 performance period ("1995 LTIP payout"). If such threshold of 1995 operating earnings is exceeded by $45,000,000 or more (and the first target relating to inventory turns and percentage of earnings is also achieved), each Named Officer will instead receive a supplemental payment equal to 100% of his 1995 LTIP payout. Subject to meeting the target conditions, Column A represents the minimum amounts payable to Named Officers and Column B represents the maximum amounts payable under the Supplemental Incentive Plan. To the extent that 1995 operating earnings exceed such threshold but by less than $45,000,000, the awards are proportionately adjusted between the minimum and maximum amounts. The Supplemental Incentive Plan requires a participant's continued employment (except in cases of death, disability or retirement) until December 31, 1995 in order to receive an award under such Plan. The awards, if any, are payable 50% in Common Stock of the Company and 50% in cash.

STOCK INCENTIVE PLAN

     On January 4, 1995, the Company's Board of Directors adopted the Stock Incentive Plan (the "Stock Plan"), which was subsequently approved by the stockholders. Under the Stock Plan, a compensation committee of the Board of Directors (currently the Management Development and Nominating Committee) may grant awards to executive officers, including the Named Officers and other key executive and management employees of the Company and its subsidiaries or joint ventures. The awards may be in the form of incentive or non-qualified stock options, stock appreciation rights and other variants of stock performance-related participations. The Named Officers have been granted options under the Stock Plan as follows: Mr. Kampouris, 600,000, Mr. Kerckhove, 170,000, Mr. Hinrichs, 170,000, Mr. Allardyce, 170,000 and Mr. Gandini, 100,000, each at an exercise price of $20 per share (the initial price to the public of the Company's Common Stock sold in connection with the Company's initial public offering).

CORPORATE OFFICERS SEVERANCE PLAN

     A severance plan for executive officers (the "Officers Severance Plan") was established in 1991. The Officers Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers Severance Plan) or who leaves American

Standard Inc. for "Good Reason" (as defined in the Officers Severance Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described previously), and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverages, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers Severance Plan.

             MANAGEMENT DEVELOPMENT AND NOMINATING COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Nominating Committee (the "Committee") of the Board of Directors. This program, and each of its components, were developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the United States.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services Project 777 which is a comparison of fixed and variable annual compensation based upon a corporation's sales.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. In keeping with its objective that a significant portion of an executive's compensation be variable and performance-related in nature, base salaries are generally set below the average of competitive marketplace rates for each position. While some exceptions exist, for the most part base salaries for executive officers (including the Chief Executive Officer) were below the average base salary reported for similar positions in the above-referenced compensation surveys.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers other than the Chief Executive Officer, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. (As is described in greater detail below, the annual bonus paid to the Chief Executive Officer is determined at the discretion of the Committee following the end of the fiscal year.) An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes) and cash flow. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate.

     For 1994, corporate performance exceeded the levels of operating performance targeted in the operating plan. Accordingly, the amount credited to the bonus pool for distribution by the Committee as annual bonuses for 1994 was above targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP") and 1994-1995 Supplemental Incentive Compensation Plan ("Supplemental Incentive Plan") which provide such individuals with additional incentive compensation based upon the achievement of various corporate performance goals.

     Incentive payments, the amount of which has not yet been determined, will be awarded to executive officers with respect to fiscal year 1994 under the Company's LTIP for the 1992-1994 performance period based upon the achievement of company-wide goals relating to inventory turnover rates. The target amount ranges from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels. The final achievement level has not yet been determined. The Company expects that actual performance will result in payments above the minimum levels, but below target levels.

     Contingent awards were similarly established in 1993 and 1994 for executives pursuant to the LTIP for the 1993-1995 and 1994-1996 performance periods.

     Effective May 1, 1994 the Company implemented the Supplemental Incentive Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the Supplemental Incentive Plan unless the threshold targets established for the LTIP 1993-1995 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP 1993-1995 performance period will be made if a certain pre-determined threshold of consolidated operating earnings (before interest and taxes) is reached. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold up to a maximum amount equal to the maximum amount payable under the LTIP 1993-1995 performance period. The payment of these awards is generally contingent upon continued employment and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, the Company has established an equity based compensation plan under which the Committee may award stock options, restricted stock and other performance based awards to executive officers beginning in fiscal year 1995. No awards were made under such plan in 1994. Awards have been granted for 1995 as part of each executive officer's long-term incentive compensation opportunities.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY

     Consistent with the above stated policies, Mr. Kampouris' base salary for 1994 was 22% below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received no increase in base salary during 1994, and has received only one increase in base salary (in
1993) since becoming the Chief Executive Officer of the Company in 1989.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1994 services of $850,000, which was determined based on the Committee's subjective determination of his performance and that of the Company during 1994.

  LONG-TERM INCENTIVE COMPENSATION

     It is expected that, consistent with the above stated policies, Mr. Kampouris will receive a long term incentive payment for the performance period ended in 1994 based on the same factors and considerations that apply to executive officers generally.

COMPLIANCE WITH SECTION 162(M)

     Section 162(m) of the Internal Revenue Code 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The proposed regulations under Section 162(m) provide an exemption from the provisions of Section 162(m) for a period following a Company's transition to a public company. Therefore, the Company will not be subject to Section 162(m) in 1995. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Joseph S. Schuchert, Chairman
                                          Steven E. Anderson
                                          Roger W. Parsons
                                          J. Danforth Quayle

PERFORMANCE GRAPH

     A performance graph is not included in this Proxy Statement since the Company's Common Stock did not become publicly traded until February 3, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schuchert, a director of the Company and American Standard Inc., is a member of the Management Development and Nominating Committee of the Company's Board of Directors. He is Chairman and Chief Executive Officer of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Nickell, also a director of the Company and American Standard Inc., is President of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

     In connection with the acquisition of American Standard Inc. by Kelso in 1988, the Company and Kelso entered into a Consulting Agreement (the "Consulting Agreement") pursuant to which the Company paid Kelso an annual fee of $2.75 million for providing management consulting and advisory services, including those of Messrs. Schuchert and Nickell. The fee was subject to reduction depending on the number of shares of the Company Kelso controlled, with final termination when Kelso's ownership control fell below 20 percent.

     On December 2, 1994, after approval by a committee of the Company's disinterested directors and the Board of Directors, the Consulting Agreement was amended (the "Amended Consulting Agreement") and on December 8, 1994 the Company paid Kelso a one-time fee of $20 million in consideration of (i) Kelso's agreement in the Amended Consulting Agreement to provide ongoing consulting services requested by the Company, including those provided in connection with the initial public offering of the Company's Common Stock, for the originally specified term of the Consulting Agreement without further annual consulting fees (other than reimbursement of expenses incurred in the performance of such services), (ii) the release by Kelso of the Company for compensation in connection with all services rendered or to be rendered by Kelso to the Company (other than reimbursement of expenses incurred in the performance of such services), (iii) the additional administrative responsibilities that Kelso will perform as manager of ASI Partners in connection with the agreements described in the following paragraph and (iv) the agreements described below insofar as they apply to Kelso and its affiliates.

     In order to facilitate the initial public offering of the Company's Common Stock, which was completed in the first quarter of 1995, Kelso has agreed to (i) provide, and cause ASI Partners, any Affiliate (as defined in such agreement) of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company to provide, advance notice to, and consult with, the Company a reasonable time prior to the disposition of shares of Common Stock of the Company (other than in non-block trades on any stock exchange or NASDAQ and other than to an Affiliate, pursuant to a public offering or pursuant to the right of first offer contained in the Amended and Restated Stockholders Agreement), (ii) use, and cause ASI Partners, any Affiliate of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company to use, reasonable efforts (consistent with fiduciary duties to their respective investors) in connection with any sale by it or them of Common Stock of the Company not to cause any undue fluctuations in the public markets for the Common Stock of the Company, (iii) except as permitted by the Amended and Restated Stockholders Agreement, cause ASI Partners, any Affiliate of Kelso and any investment fund controlled by Kelso which owns Common Stock of the Company, not to initiate, propose or support any solicitation for the approval of any stockholder proposal not supported by the Board of Directors, (iv) not sell or otherwise dispose of, except in connection with a public offering, or allow ASI Partners, any Affiliate of Kelso, or any investment fund which Kelso controls and which owns Common Stock of the Company to sell or otherwise dispose of, more than 15% of the Common Stock of the Company then outstanding without first offering to the Company (or its designee) the right to purchase such shares for the same price, and (v) provide advance notice to the Company of any proposed acquisition of any additional shares of Common Stock of the Company or any assets of the Company by ASI Partners, any Affiliate of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company and, if objected to by a majority of the members of the Board of Directors not affiliated with Kelso, not to acquire, and cause ASI Partners, any Affiliate of Kelso and any investment fund which Kelso controls not to acquire, additional shares of Common Stock of the Company or any assets of the Company.

     The Amended and Restated Stockholders Agreement allows ASI Partners to designate nominees for election to the Board of Directors, as described above under the caption "ELECTION OF DIRECTORS", and entitles ASI Partners to demand registration rights (the first three of which shall be at the Company's expense), as well as "piggyback" registration rights in respect of registration statements filed by the Company covering future offerings of Common Stock. Under the Amended and Restated Stockholders Agreement certain members of management, which includes most of the Company's executive officers, are also entitled to such "piggyback" registration rights with respect to Common Stock of the Company owned by them.

     American Standard Inc. also has entered into a transaction with Kelso Insurance Services, Incorporated (an affiliate of Kelso) ("Kelso Insurance") and American Telephone and Telegraph Company ("AT&T") pursuant to which the Company (as well as other Kelso affiliated companies) participates in a telecommunications network under which AT&T provides communications services to the group at a special lower tariff rate. In connection with that transaction American Standard Inc. has guaranteed a minimum annual usage by it of $2 million for a period of five years commencing in 1993 and Kelso Insurance has guaranteed American Standard Inc.'s minimum usage to AT&T. No fee was paid by American Standard Inc. to Kelso Insurance in connection with this transaction.

     In August 1993 American Standard Inc. purchased a limited partnership interest in Kelso Investment Associates V, L.P. ("KIA V"), in exchange for its commitment to make a capital contribution of $5 million to KIA V. KIA V was formed to seek out business opportunities and invest primarily in equity securities, leveraged buy-outs, and joint ventures. Kelso Partners V, L.P. serves as the general partner of KIA V. The general partners of Kelso Partners V, L.P. include Messrs. Schuchert and Nickell. Kelso is the manager of KIA V and, as such, acts as investment adviser of KIA V. The management fee relating to the interest held by American Standard Inc. has been waived. As of December 20, 1994, an affiliate of Kelso acquired 80% of the Company's limited partnership interest in KIA V at a price equal to 80% of the Company's net cost incurred to the date of such acquisition to obtain such interest, thereby relieving the Company of 80% of the balance of its $5 million capital contribution commitment.

     The Company has invested in a Cayman Islands corporation, A-S China Plumbing Products, Limited ("ASPPL"), used for the establishment of various joint ventures in the People's Republic of China. The Company has approximately a 27% voting interest in ASPPL with provisions for effective control over day-to-day operations. In 1994, shares in ASPPL were sold to certain institutions and other investors. Certain executive officers, including Messrs. Kampouris, Kerckhove and Allardyce, and other employees of the Company and its subsidiaries, purchased an indirect interest of less than 1% in ASPPL.

     Mr. Mizushima, a director of American Standard Inc. and the Company, is President and Chief Operating Officer of Daido Hoxan Inc., a Japanese corporation which currently has an approximately 13% limited partnership interest in ASI Partners. Daido Hoxan Inc. and Kelso and its affiliates have engaged in certain transactions, including transfers of limited partnership interests in ASI Partners and the provision by Daido Hoxan Inc. of consulting services. Daido Hoxan Inc. is a non-exclusive distributor of the Company's plumbing products in Japan. Its transactions as a distributor with American Standard Inc. and its subsidiaries, which were on customary terms and in the ordinary course of business, have not been material to either the Company or Daido Hoxan Inc. American Standard Inc. also entered into leasing transactions with an affiliate of Daido Hoxan Inc. whereby it has leased certain machinery and equipment on financial terms that were comparable to those available from other leasing companies. The leasing transactions were not material to either the Company or Daido Hoxan Inc.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of the Company held by the ESOP, a 14% beneficial owner of the Company's shares. Fidelity was paid by the Company approximately $207,000 in 1994 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

     Mr. Nickell's father is an officer and owns more than 10 percent of AC Corporation, a contracting company which purchases air conditioning products from the Company's Trane Division. Such purchases in 1994 were on customary terms and in the ordinary course of business and were not material to either the Company or AC Corporation.

     Under a stockholders agreement with management investors (now superseded by the Amended and Restated Stockholders Agreement), the Company was obligated to repurchase, subject to certain limitations, shares held by any management investor upon the termination of his employment. The Company is obligated to pay Mr. Philippe Lamothe, a former officer who retired in September 1994, approximately $358,000 for his 18,500 shares of the Company's Common Stock (adjusted for the 2.5 for 1 stock split in December 1994).

                       2.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, the names of whose members appear on page 7, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 1995 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will also be available to respond to appropriate questions.

1996 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 1996 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this Proxy Statement no later than November 28, 1995. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 1996 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 1996 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed.

              3.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented for action, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

                                          By order of the Board of Directors,

                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary

March 27, 1995

CITICORP DATA DISTRIBUTION INC.
P.O. BOX 1429
PARAMUS, NEW JERSEY 07653

AMERICAN STANDARD COMPANIES INC.
C/O CITICORP DATA DISTRIBUTION INC.
P.O. BOX 1429
PARAMUS, NEW JERSEY 07653

AMERICAN STANDARD COMPANIES INC.                  PROXY/VOTING INSTRUCTION CARD
- -------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 1995.

The undersigned hereby appoints Emmanuel A. Kampouris, Fred A. Allardyce and Richard A. Kalaher, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 4, 1995, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directors indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. NO MATTER TO BE VOTED UPON IS RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

YOUR VOTE FOR THE ELECTION OF DIRECTORS MAY BE INDICATED ON THE REVERSE SIDE OF THIS CARD. Nominees for Class I Directors (to serve until the 1996 Annual Meeting): Shigeru Mizushima, Frank T. Nickell, J. Danforth Quayle and John Rutledge; Class III Directors (to serve until the 1998 Annual Meeting): Steven
E. Anderson, Emmanuel A. Kampouris, Roger W. Parsons and Joseph S. Schuchert. Your vote on the ratification of auditors should also be indicated.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO CITICORP DATA DISTRIBUTION, P.O. BOX 1429, PARAMUS, NEW JERSEY 07653, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

    TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM "1". TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED; YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

DIRECTORS RECOMMEND A VOTE "FOR" ON 1. AND 2. BELOW

1. Election of All Director Nominees.
   Exceptions _____________________________________

   / / FOR    / / WITHHELD   / / FOR ALL EXCEPT

2. Proposal to ratify the appointment of Ernst & Young LLP as Independent Certified Public Accountants for 1995.

   / / FOR   / / WITHHELD   / / FOR ALL EXCEPT

Sign here as name(s) appear at left
____________________________________________________
____________________________________________________

PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER
OR NOT YOU PLAN TO ATTEND THE MEETING. IF SIGNING FOR
A CORPORATION OR PARTNERSHIP OR AS AGENT, ATTORNEY OR
FIDUCIARY, INDICATE THE CAPACITY IN WHICH YOU ARE
SIGNING. IF YOU DO ATTEND THE MEETING AND DECIDE TO
VOTE BY BALLOT, SUCH VOTE WILL SUPERSEDE THIS PROXY.

DATE _________________________________________, 1995